FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between both FIRST CONNECTICUT BANCORP, INC. and FARMINGTON BANK, with its principal administrative office at One Farm Glen Blvd., Farmington, CT (together with its successors and assigns, the “Bank”) and JOHN J. PATRICK, JR. (“Executive”), dated as of the 28th day of February, 2013. All capitalized terms unless defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Bank and the Executive are parties to a certain Employment Agreement dated December 31, 2011 (the “Agreement”);

WHEREAS, the parties mutually believe it to be in their best interests to amend the Agreement to delete the evergreen provision which allows for continuous renewal of the employment term and replace it with a provision which requires annual renewal; and

WHEREAS, the Bank and the Executive have agreed to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, the Bank and the Executive agree as follows:

1.           Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 1.2                      Term of Agreement; At-Will Status. For all purposes hereunder, notwithstanding the date of execution of this Agreement, Executive's term of employment with the Bank pursuant to this Agreement shall be deemed to have commenced on the Effective Date. This Agreement shall expire on December 31, 2015 (the "Expiration Date") unless terminated earlier under Article IV of the Agreement. The period during which Executive is employed by the Bank hereunder is hereinafter referred to as the “Employment Term.”  The Bank shall notify Executive no later than October 1, 2013 if it wishes to extend the Employment Term for an additional one year. If the Bank provides such notice, the Employment Term shall not expire until December 31, 2016.  If so extended, the Bank may further extend the Employment Term for additional one year terms on an annual basis thereafter by providing such notice no later than October 1 in which the Employment Term is to expire. If the Bank does not provide such notice by October 1 in the applicable year, the Employment Term shall expire as of the then current expiration date (e.g., if notice is provided by October 1, 2013 but not by October 1, 2014, the Employment Term will expire on December 31, 2016). If the Employment Term is extended as provided herein, all of the provisions of this Agreement shall remain in effect during the period of such extension unless otherwise agreed in writing. Notwithstanding the foregoing, Executive's employment is deemed "at will," meaning that Executive may resign, or the Bank may terminate Executive's employment, at any time with or without notice and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of Executive's employment; conversely, Executive and Bank shall retain all contractual rights under this Agreement in such case.”

2.           Except as amended hereby, the Agreement shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be considered one instrument.

4.           This Amendment shall be construed in accordance with and governed by the laws of the State of Connecticut.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

FARMINGTON BANK

By: /s/ Robert F. Edmunds, Jr.
Name: Robert F. Edmunds, Jr.
Title: Chairman Compensation Committee

FIRST CONNECTICUT BANCORP, INC.

By: /s/Robert F. Edmunds, Jr.
Name: Robert F. Edmunds, Jr.
Title: Chairman Compensation Committee

EXECUTIVE

/s/ John J. Patrick, Jr.
John J. Patrick, Jr.